Exhibit 99.1
                                                                    ------------

              QUIZNO'S(R) Commences $8 per Share Self-Tender Offer

      Denver,  Colo.  - November 13, 2000 - The  Quizno's  Corporation  (Nasdaq:
QUIZ) announced today it has commenced a tender offer to purchase all outstanding shares of its common stock except for shares held by certain insiders at a price of $8 per share, net in cash to the seller.

      There are approximately three million shares of common stock outstanding, of which approximately 51.6 percent currently are owned by Richard E. Schaden, the President and CEO of The Quizno's Corporation; Richard F. Schaden, Vice President, Secretary and a Director of The Quizno's Corporation, and Frederick
H. Schaden, a Director of The Quizno's Corporation. All three Schadens have indicated they would not tender their shares at this time.

      The offer documents were mailed to all other shareholders today.

      The tender offer will expire at midnight Monday, December 11, 2000, unless it is extended by the Company.

      The Company said the tender offer is conditioned, among other things, on 51 percent of the common shareholders besides the Schadens accepting the tender offer. The Company may waive any such condition. It is also conditioned on the closing of a loan for up to $12 million with Levine Leichtman Capital Partners. The funding agreement combined with $6.2 million in available cash provide the funds necessary to purchase all remaining common stock, all preferred shares and options converted into common stock and warrants held by Retail & Restaurant Growth Capital, L.P.

      In the offer documents, the Company said the purpose of the offer is primarily to increase stockholder value by providing shareholders with an opportunity for cash liquidity at a premium above recent traded prices. The Company cited low prices and low trading volume for its stock on the public market.

      Despite strong, consistent performance in growth and profitability, the average Quizno's stock price year to date is approximately $6.50 per share. The $8 tender offers a premium of 23 percent above that average price per share.

      In connection with the offer, Tucker Anthony Capital Markets, Denver, is acting as the dealer manager, and MacKenzie Partners, New York, is acting as information agent. Stockholders can call MacKenzie at 1-800-322-2885 to request the tender documents or if they have questions about the tender process.

                                        MORE

Quizno's Commences...
November 13, 2000
Page 2 of 2


      Stockholders of The Quizno's Corporation should read the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission by The Quizno's Corporation when it becomes available because it contains important information about the tender offer. Investors can obtain such Tender Offer Statement on Schedule TO and other filed documents for free at the Securities and Exchange Commission's website at http://www.sec.gov.

      The Quizno's Corporation currently franchises and owns and operates Quizno's Subs restaurants operating throughout the U.S. and in five foreign countries.

Certain information in this release are forward-looking statements that involve risks and uncertainties that might adversely affect the Company's operating results in the future in a material way. Such risks and uncertainties include, without limitation, the effect of national and regional economic and market conditions in the U.S. and the other countries in which we franchise Restaurants, costs of labor and employee benefits, costs of marketing, the success or failure of marketing efforts, costs of food and non-food items used in the operation of the Restaurants, intensity of competition for locations and Franchisees, as well as customers, perception of food safety, spending patterns and demographic trends, legal claims and litigation, the availability of financing for the Company and its Franchisees at reasonable rates, the availability and cost of land and construction, legislation and governmental regulations, and accounting policies and practices. Many of these risks are beyond the control of the Company. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the Report on Form 10-KSB for the year ended September 30, 1999.

For More Information Contact:
-----------------------------
Sue Hoover, EVP Corporate Communications
The Quizno's Corporation
720-359-3374